EXHIBIT 99.1

Contact: Lendway, Inc. Randy Uglem, CEO (763) 392-6200

FOR IMMEDIATE RELEASE

LENDWAY, INC. ANNOUNCES

THIRD QUARTER 2023 FINANCIAL RESULTS

MINNEAPOLIS, MN – November 13, 2023 – Lendway, Inc. (Nasdaq: LDWY) (“Lendway”) today reported financial results for the third quarter ended September 30, 2023 (“Q3”).

Non-Bank Lending Business

We are building a scalable non-bank lending business to purchase existing loans or originate and fund new loans, all of which will be secured by collateral.  Initially, we intend to focus on loans secured by real estate, primarily for agricultural purposes. We expect to expand our product offerings over time as we identify needs and opportunities in the marketplace for loans generally. Our plan, therefore, is to build a portfolio of well-secured loans, with a portion of the credit risk being participated to third parties in most cases, to maintain a low net loss experience and to charge fully compensatory rates and fees.

Lendway is seeking to establish channels for loan origination in Minnesota and nearby states.  Mr. Uglem, commented. “We have successfully built the structure for our new business focus.  The strong ag economy continues to support demand for farm real estate and values remain strong. Elevated interest rates are limiting term loan refinance activity in the industry; however, we see opportunities to deploy capital to purchase participations in existing bank loans and to provide loans for customer land acquisitions.”

 Q3 2023 Results

The operations of the in-store marketing business is presented as a discontinued operation beginning with this Quarterly Report on Form 10-Q for the three months ended September 30, 2023, the quarter in which the sale first met the criteria as a discontinued operation. As we seek to grow our non-bank lending business, we anticipate minimal revenue and to have losses from continuing operations for the remainder of the year.  General and administrative expenses were $1,564,000 for the three months ended September 30, 2023, this included $926,000 of severance and other separation benefits for our previous CEO.  We expect general and administrative expense to be substantially less in future quarters.  At September 30, 2023, the company had cash and cash equivalents and restricted cash of $15,039,000.

Other

As previously announced, Lendway continues to explore other strategic options to maximize stockholder value. Potential strategic alternatives that may be evaluated include, but are not limited to, an acquisition, merger, business combination, in-licensing, start-up of other new businesses, or other strategic initiatives. There can be no assurance that this process will result in any transaction or other initiatives, and the Company has no further updates at this stage.

About Lendway, Inc.

Lendway, Inc. is focused on building a scalable non-bank lending business to purchase existing loans and/or originate and fund new loans.

For additional information, contact (800) 874-4648, or visit our website at www.lendway.com.

Investor inquiries can be submitted to info@lendway.com.

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Cautionary Statement for the Purpose of Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not statements of historical or current facts are considered forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The words “anticipate,” “continue,” “expect,” “plan,” “remain,” “seek,” “will” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these or any forward-looking statements, which speak only as of the date of this press release. Statements made in this press release regarding, for instance, the ongoing exploration of strategic alternatives, future revenues, building and operating the non-bank lending business, final proceeds from the asset sale, allocations of resources, and the benefits of new relationships, are forward-looking statements. These forward-looking statements are based on current information, which we have assessed and which by its nature is dynamic and subject to rapid and even abrupt changes. As such, actual results may differ materially from the results or performance expressed or implied by such forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2022 and additional risks, identified in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K filed with the SEC. Such forward-looking statements should be read in conjunction with Lendway's filings with the SEC. Lendway assumes no responsibility to update the forward-looking statements contained in this press release or the reasons why actual results would differ from those anticipated in any such forward-looking statement, other than as required by law.

Lendway, Inc. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2023	2022	2023	2022

Operating expenses:
Sales and marketing	$69,000	$-	$134,000	$-
General and administrative	1,564,000	488,000	2,849,000	1,663,000

Operating loss	(1,633,000)	(488,000)	(2,983,000)	(1,663,000)
Interest income	111,000	55,000	325,000	55,000

Loss from continuing operations before income taxes	(1,522,000)	(433,000)	(2,658,000)	(1,608,000)
Income tax expense (benefit)	(11,000)	1,000	(4,000)	5,000

Net Loss from continuing operations	(1,511,000)	(434,000)	(2,654,000)	(1,613,000)

(Loss) Income from discontinued operations, net of tax	(333,000)	12,235,000	2,422,000	12,392,000
Gain from sale of discontinued operations, net of tax	2,970,000	—	2,970,000	—

Net income	$1,126,000	$11,801,000	$2,738,000	$10,779,000

Net (loss) income per basic and diluted share:
Continuing operations	$(0.85)	$(0.24)	$(1.48)	$(0.90)
Disconutinued operations	1.48	6.82	3.01	6.92
Basic and diluted earnings per share	$0.63	$6.58	$1.53	$6.02

Shares used in calculation of net (loss) income per share:
Basic and diluted	1,785,000	1,795,000	1,793,000	1,790,000

SELECTED BALANCE SHEET DATA

	(Unaudited)
	September 30,	December 31,
	2023	2022

Cash and cash equivalents and restricted cash	$15,039,000	$14,524,000
Working capital	15,892,000	13,379,000
Total assets	17,638,000	20,968,000
Total liabilities	1,736,000	7,567,000
Shareholders' equity	15,902,000	13,401,000

Working capital represents current assets less current liabilities.

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